INDEPENDENT AUDITOR'S CONSENT AND REPORT SCHEDULE

Board of Directors and Shareholders
Spec's Music, Inc.
Miami, Florida

We consent to the incorporation by reference in Registration Statement No. 33-16778 of Spec's Music, Inc. on Form S-8 of our report dated October 6, 1995, appearing in the Annual Report on Form 10-K of Spec's Music, Inc. for the year ended July 31, 1995.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
November 10, 1995